October 31, 2022

Jim Benson

Dear Jim,
Are you excited?! We are! We cannot wait to have you join the team at Dynatrace LLC (“Dynatrace”) as Chief Financial Officer! We are counting on your positive contribution and know that together we can accelerate innovation and digital transformation for the biggest and brightest brands around the globe!

Ready?
Provided we have all the necessary documentation to move forward with your employment, your target start date will be on or before November 15, 2022 (or as otherwise mutually agreed).

Team
As Chief Financial Officer, you will report to Rick McConnell, Chief Executive Officer. This is a full-time, exempt position located in our Waltham, Massachusetts oﬃce. As you grow your career at Dynatrace, Dynatrace has the right to change the position, modify or assign additional responsibilities.

Compensation
Your initial base salary will be equivalent to $475,000.00 annually, which will be paid in semi-monthly installments of $19,791.67 subject to deductions for taxes and other withholdings as required by law or the policies of Dynatrace.

Incentive Plan
In addition to your base salary, you will be eligible to participate in the current ﬁscal year Incentive Plan with a target incentive bonus of 75% of your base salary at plan as determined by your position within Dynatrace. The terms and conditions of your Incentive Plan speciﬁc to any award or payment will be outlined in a separate document provided to you by your manager. For the FY23 Incentive Plan only, you will receive a guaranteed at plan target attainment applied to your FY23 earnings.

Equity
In the month following your date of hire, management will recommend to the Compensation Committee that you be granted an RSU equity award valued at $10,500,000 vesting over four years, with 25% vesting after 1 year, and thereafter in twelve (12) equal quarterly installments. This equity grant will be subject to approval by the Compensation Committee and will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan and award agreement issued thereunder.

Out of Oﬃce
You will be eligible for paid time oﬀ, and sick pay based on the company’s time oﬀ policy, included in the enclosed Beneﬁt Summary document.

Beneﬁts
Dynatrace provides a competitive beneﬁts package for our full-time employees. You are eligible for Dynatrace’s healthcare beneﬁts and 401(k) Plan, as deﬁned in the enclosed summary of beneﬁts. Should you choose to enroll, your eligibility to participate will be eﬀective on your ﬁrst day of employment.

Fine Print (yes, we have to do this!)
As is true for all Dynatrace employees, your employment with Dynatrace will be “at will,” meaning that either you or Dynatrace may terminate your employment at any time for any reason. Also, your employment is conditioned on you successfully completing and satisfactorily passing a background check and verifying your work authorization in the United States.

Lastly, as a condition of employment, we will ask that you sign the Dynatrace Code of Business Conduct and Ethics, Unlawful Harassment Policy, and Employee Agreement on or before your ﬁrst day of employment. You also conﬁrm that you will not remove or take any documents or proprietary data or materials of any kind, electronic, or otherwise, with you from your current or former employer to Dynatrace without written authorization from your current or former employer. By accepting this oﬀer, you conﬁrm that you are free from any contractual obligations that would prevent you from performing your duties as an employee of Dynatrace, such as restrictions imposed by a current or former employer. If you have executed an employment agreement with your current, or any former employer, the terms of which are still in eﬀect, you must present a copy of that agreement for Dynatrace's review and approval prior to accepting this oﬀer. This oﬀer may be withdrawn if any of the above conditions are not satisﬁed.

We are delighted to have you join Dynatrace and look forward to your acceptance of this oﬀer. This oﬀer for employment expires October 31, 2022. Welcome home!

Best regards,

/s/ Sue Quackenbush

Sue Quackenbush Chief People Oﬃcer Dynatrace LLC

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